10F-3 Report
CGCM Small-Mid Cap Equity Fund
	9/1/2016		through	2/28/2017

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Acushnet Holdings Corp.	Westfield	10/28/2016	JP Morgan	19,333,333	35,810	17